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                                                       EXHIBIT (3)(ii)

                                    BY-LAWS

                                       of

                           THE HARTFORD STEAM BOILER
                        INSPECTION AND INSURANCE COMPANY
                          AMENDED AS OF APRIL 19, 1988


                                   ARTICLE I.
                             STOCKHOLDERS' MEETINGS


        All meetings of the Stockholders shall be held in the City of Hartford or such other place within Connecticut as the Directors may appoint. The Annual Meeting shall be held on the 3rd Tuesday of April in each year or on some other day within two (2) months thereafter as fixed by the Directors. Special meetings of the Stockholders may be held at such time as fixed by the Board of Directors. Notice of every meeting of the Stockholders and of the time and place thereof shall be given as required by law. At each meeting of the Stockholders the President or Chairman of the Board shall preside and act as Chairman. The Chairman shall appoint a Committee on Proxies to receive, count and report the votes cast in person at such meeting and the votes represented by proxies. The holders of a majority of the shares of the issued and outstanding stock entitled to vote at a meeting, present either in person or by proxy, shall constitute a quorum for the transaction of business at such meeting of the Stockholders. If a quorum is not present at such meeting, the Stockholders present in person or by proxy may adjourn to such future time as shall be agreed upon by them, and notice of such adjournment shall be given to Stockholders not present or represented at the meeting.

        Regulations for the conduct of a meeting of Stockholders may be prescribed by the Chairman or at his option be adopted by the Stockholders present by voice vote or by ballot.

                                  ARTICLE II.
                                   DIRECTORS

        The Board of Directors shall be composed of not less than 9 nor more than 14 members. No person shall serve as Director beyond the date of the first Annual Meeting of Stockholders held subsequent to the Director's seventieth birthday.

        Directly following the Annual Meeting of the Stockholders, the Board of Directors shall meet for the appointment of committees and for the election of Officers and the transaction of any other business.

        Regular and special meetings of the Board of Directors shall be held as determined by the Directors.
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        At any meetings of the Board of Directors, six (6) Directors shall constitute a quorum for the transaction of business. Action of the Board of Directors shall be by majority vote of the Directors present. The compensation of Directors shall be determined by the Board of Directors.

                                  ARTICLE III.
                                   COMMITTEES

        The Board of Directors may by resolution adopted by a majority vote of the Directors present at a meeting at which a quorum is present, designate two or more Directors to constitute an executive committee or other committees, which committees shall have and may exercise all such authority of the Board of Directors as shall be provided in such resolution.

        The Directors of any committee of the Board of Directors may designate a Director to serve on such committee in the place of a duly appointed Director who is absent.

                                  ARTICLE IV.
                                    OFFICERS

        There shall be a President and there may be a Chairman of the Board, each elected by the Board of Directors from their own number. The President shall be the chief executive officer and responsible under the direction of the Board of Directors for the supervision, management and active control of the affairs and properties of the Company.

        There shall also be one or more Vice Presidents and there may be an
Executive Vice President.   There shall also be a Treasurer, a Secretary, and
such other Officers as may be required for the prompt and orderly transaction of the business of the Company.

        The Officers (or any Officer) shall be elected to hold office until the next Annual Meeting. Any officer may be removed at the pleasure of the Directors.

                                   ARTICLE V.
                              CORPORATE AUTHORITY

        The President, any Vice President, the Treasurer, or the Secretary may represent the Company either in person or by proxy at the Stockholders' meeting of any corporation at which this Company is or may become a Stockholder.

        The President, any Vice President, the Treasurer, the Secretary, or the Assistant Treasurer, or any other officer to whom the President or the Board of Directors delegates such authority, is hereby authorized to sign checks drawn against the credit balances of this Company in any bank or trust company and is hereby authorized to receive, receipt for and endorse any and all checks, drafts and warrants issued and made payable to this Company; and any one or more representative(s) of the Company

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duly authorized by the Secretary are hereby authorized to sign checks drawn against the credit balances of this Company in certain accounts as specified by the Secretary; and the Secretary is hereby authorized to rescind any check-signing authorizations of any one or more representative(s).

        The President, any Vice President, the Treasurer, or the Secretary, is hereby authorized and empowered to sell, assign and transfer any and all investments or real estate upon the approval of each transaction by the Finance Committee or by the Board of Directors.

        The President, any Vice President, the Treasurer, the Secretary, the Assistant Treasurer, any Assistant Vice President, or any Assistant Secretary or any other Officer to whom the President or the Board delegates such authority, is authorized to execute any release, assignment, lease, contract or other instruments relating to the operation of the Company and required in the regular course of business.

                                  ARTICLE VI.
                                   AMENDMENTS

        These by-laws may be altered, amended, added to or repealed by a majority of the entire Board of Directors at any meeting of said Board, provided that notice thereof shall have been given in the notice of such meeting.